SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

          Certification and Notice of Termination of Registration under

             Section 12(g) of the Securities Exchange Act of 1934 or
               Suspension of Duty to File Reports Under Section 13
                and 15(d) of the Securities Exchange Act of 1934.


                                           Commission File Number  333-60823-03
                                                                   ------------


                                   CWABS, Inc.
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             (Exact name of Registrant as specified in its charter)

                                4500 Park Granada
                   Calabasas, California 91302 (818) 225-3000
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          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                                  CWABS, Inc.,
                    Countrywide Home Equity Loan Trust 1999-A
       Revolving Home Equity Loan Asset Backed Certificates, Series 1999-A
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [ ]         Rule 12h-3(b)(1)(ii) [ ]

             Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(2)(i)  [ ]

             Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(ii) [ ]

             Rule 12g-4(a)(2)(ii) [ ]         Rule 15d-6           [X]
             Rule 12h-3(b)(1)(i)  [ ]

     Approximate number of holders of record as of the certification or notice date: 7
      ---

     Pursuant to the requirements of the Securities Exchange Act of 1934, CWABS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




DATE:   January 28, 2000                     BY:  /s/ Michael Muir
                                                  -------------------

                                             Michael Muir
                                             Vice President

                                BROWN & WOOD LLP
                             One World Trade Center
                            New York, New York 10048
                            Telephone: (212) 839-5300
                            Facsimile: (212) 839-5599



                                             January 28, 2000

VIA ELECTRONIC FILING
---------------------

Filing Desk
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

       Re:  CWABS, Inc.,
            Countrywide Home Equity Loan Trust 1999-A
            Revolving Home Equity Loan Asset Backed Certificates, Series 1999-A
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Dear Sir or Madam:

     On behalf of CWABS, Inc. (the "Company"), we are filing herewith a Form 15 with respect to the trust formed pursuant to the Pooling and Servicing Agreement relating to the above-referenced Series of Mortgage Pass-Through Certificates (which agreement was previously filed by the Company in a separate periodic report on Form 8-K). This Form 15 is being filed pursuant to Rule 15d-6 under the Securities Exchange Act of 1934, as amended (the "Act") in order to suspend the Company's duty to file reports with respect to such trust under Sections 13 and 15(d) of the Act.

                                             Sincerely,

                                             /s/ Peter Kambeseles
                                             --------------------
                                             Peter Kambeseles

Enclosure